Exhibit 10.39

CORNERWORLD CORPORATION

2007 STOCK COMPENSATION PLAN

ARTICLE I.

PURPOSE AND ADOPTION OF THE PLAN

1.1. Purpose. The purpose of the Cornerworld Corporation 2007 Stock Compensation Plan (hereinafter referred to as the "Plan") is to assist in attracting, retaining and compensating highly competent key non-employees, consultants and advisors and to act as an incentive in motivating selected key non-employees, consultants and advisors of Cornerworld Corporation to achieve long-term corporate objectives, as well as to reduce debts of the Company through the issuance of Common Stock rather than the payment of cash.

1.2. Adoption and Term. The Plan has been approved by the Board of Directors (hereinafter referred to as the "Board") of Cornerworld Corporation (hereinafter referred to as the "Company"), effective as of August 17, 2007. The Plan shall remain in effect until terminated by action of the Board.

ARTICLE II.

SHARES

2.1. Number of Shares Issuable. The total number of shares of common stock of the Company which may be purchased or granted directly by Options, Stock Awards or Warrants (collectively "Awards") shall not exceed Four Million (4,000,000) shares of common stock of the Company, par value $0.001 per share ("Common Stock"). Awards shall be evidenced by share, option or warrant certificates issued at the time of the Award.

ARTICLE III.

PARTICIPATION

3.1. Eligible Participants. Participants in the Plan shall be advisors, professionals or consultants (collectively "Participants") to the Company as the Board, in its sole discretion, may designate from time to time. The Board's issuance of Common Stock to a participant in any year shall not require the Board to designate such person to receive Common Stock in any other year. The Board shall consider such factors as it deems pertinent in selecting participants and in determining the amount of Common Stock to be issued.

Cornerworld Corporation
2007 Stock Compensation Plan

ARTICLE IV.

TERM

4.1 Term and Exercise of Options. Awards granted to a Participant of the Company shall become exercisable over a period of no longer than five (5) years, and may vest as determined at the Company's discretion at the time of issuance.

ARTICLE V.

MISCELLANEOUS

5.1 Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Internal Revenue Code or the securities laws of the United States, shall be governed by the law of the State of New York and construed accordingly.

5.2 Issuance of Awards. Awards may be issued from time to time by the Board as determined at the Company's discretion.

Cornerworld Corporation
2007 Stock Compensation Plan

The foregoing 2007 Stock Compensation Plan (consisting of 3 pages, including this page) was duly adopted and approved by the Board on August 17, 2007.

CORNERWORLD CORPORATION
an Nevada corporation

By:	/s/ Scott N. Beck
Scott Beck
Its:	President

Cornerworld Corporation
2007 Stock Compensation Plan